Exhibit 10.23

Certain confidential information has been omitted from this Exhibit 10.23 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.23 where the omitted information appeared in the original.

December 3, 2010

Tony Mathis

Duke Energy Generation Services

526 South Church St.

Charlotte, NC 28202

Process for Managing Surplus Gypsum by Lafarge and Duke

Dear Tony:

As discussed, under the separate gypsum supply agreements between Lafarge North America and Duke Energy, Lafarge’s Silver Grove plant may refuse delivery of complying synthetic gypsum from either the Miami Fort or Zimmer power stations of Duke Energy. This letter is to clarify a process for such refusal, under these agreements, to enable the parties to manage the surplus gypsum and validate the refused tonnage. The term of this letter agreement will be from the below signed date through 12/31/11, with the option to extend for an additional year(s), as mutually agreed by each party.

During the stated term, this letter agreement provides for a change in the amount of liquidated damages that Lafarge would owe to Duke for not taking gypsum from Zimmer. Without such a change, Lafarge would refuse gypsum from Miami Fort since the liquidated damages are one times the base price while the liquidated damages from Zimmer are two times the base price. Also, the barge freight from Miami Fort to Silver Grove is * * * more than the barge freight from Zimmer to Silver Grove. However, for certain tonnages, Duke would prefer to have Lafarge refuse gypsum from Zimmer. Therefore, Duke agrees to amend any Zimmer liquidated damages to be one times the base price less * * *. As a result, Zimmer will be the plant targeted for the initial gypsum refusal, but Lafarge and Duke will mutually agree to an on-going schedule from which power plant (Zimmer or Miami Fort) refusals of gypsum would be designated. Without such schedule agreement, Lafarge may refuse gypsum from Miami Fort at its option.

To further accommodate this working relationship the parties agree to the following:

•	The liquidated damages under the Zimmer agreement will be amended as set forth above.

•	Both the Zimmer and Miami Fort power stations will report the daily production of complying gypsum and non-complying gypsum in an agreed format.

•	Both the Zimmer and Miami Fort power stations will report on the quality testing of gypsum in an agreed format. Duke will keep non complying gypsum clearly separate from complying gypsum.

•	Representatives from Miami Fort, Zimmer, and Silver Grove are to conduct a weekly conference call and email exchange to review projected production, actual complying and non-complying production, stockpile quantities, projected and actual loaded barges, and projected and actual refused tonnage.

•	By contract, Miami Fort and Zimmer each have a specified on-site stockpile of complying gypsum available (Lafarge stockpiles). As those stockpiles approach an unmanageable capacity as determined by Duke, Duke may, after notifying Lafarge, load trucks with complying gypsum that will be designated as refused gypsum.

•	Trucks loaded with refused gypsum will be weighed at the on-site certified scales. These weigh tickets will be the official documents of refused tonnage and be available for inspection. A log of such tickets and the respective tonnage will be shared between the parties in an agreed format.

•	Once gypsum has been designated as refused gypsum, Duke will ensure that it is never included in delivery or cost to Lafarge, but once designated as refused Duke has the right to dispose, store or sell the gypsum without any further obligations to Lafarge.

•	Duke may choose to establish additional temporary stockpiles for refused gypsum at its power stations (Duke stockpiles). Such stockpiles will be clearly separate from the Lafarge stockpiles, and the Lafarge stockpiles will be available for inspection. Duke will ensure that gypsum from the Duke stockpiles are never included in delivery or cost to Lafarge.

If you are in agreement with this letter, please so indicate by signing below and returning a copy to my address.

Agreed:

/s/ John Dickman	/s/ Tony R. Mathis

John Dickman	Tony R. Mathis
Director of Purchasing - Gypsum	Director of Byproducts, Fuels & Materials Handling
Lafarge North America Inc	Duke Energy Ohio